UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 3, 2006

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2006, our Compensation Committee determined to increase the annual salary of Patrick D. O'Brien, our Vice President, President, Global Connectivity Services to $310,000. This action was taken in connection with the assumption of significant additional responsibilities by Mr. O'Brien as part of an internal organizational restructuring.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

5.02 (b) - Two members of our Board of Directors, James C. Castle Ph.D. and Jean-Pierre Rosso, plan to retire from the Board at the time of our 2007 annual meeting of shareowners. This meeting is currently expected to be held in March 2007. Neither director is leaving as a result of any disagreement with management or with the Board or because of any matter relating to our operations. In August 2004 we announced that the size of our Board was being temporarily expanded because we expected some of our long-standing directors to retire and we wanted to facilitate an orderly transition.

Dr. Castle will be retiring after 13 years of service on our Board. Dr. Castle's pending retirement is in accordance with our Principles of Corporate Governance which provide that a director must retire from our Board at the time of the next annual meeting of shareholders after reaching the age of 70.

On October 3, 2006, our Board was informed that Mr. Rosso intends to retire after 14 years of service on our Board. Mr. Rosso is retiring due to other personal and professional commitments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 9, 2006	By:	Gokul V. Hemmady

Name: Gokul V. Hemmady
Title: Vice President and Chief Financial Officer